Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

DIAMONDBACK ENERGY, INC. ANNOUNCES FOURTH QUARTER &

FULL YEAR 2012 FINANCIAL/OPERATING RESULTS & 2013

GUIDANCE

Midland, TX (February 25, 2013) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the fourth quarter and year ended December 31, 2012.

HIGHLIGHTS

•	Q4 pro forma production of 4.6 MBoe/d, a 19% increase compared to pro forma Q3 2012.

•	As of February 24, 2013, the Neal 8-1H in Upton County, with a 7,652 ft. lateral, was flowing back the last 7 days at an average rate of 817 Boe/d (86% oil), with a peak IP of 871 Boe/d.

•	Vertical well costs decreased to $2.2 million in Q4 compared to $2.4 million in Q3 2012.

•	On a pro forma basis, LOE fell to $15.68/Boe in Q4, compared to $18.04/Boe in Q3 2012.

•	337% of 2012 production was replaced by reserve additions excluding price related revisions. 65% of proved reserves are oil, supporting PV10 of $493 million at SEC price of $88/Bbl.

•	Acquired more than 2,500 net acres in Midland County in Q1 2013 at attractive prices.

•	Pro forma Q4 2012 EBITDA was $15.4 million supporting pro forma 2012 EBITDA of $62.9 million. Production guidance reaffirmed at 7,200-7,500 Boepd and CapEx between $270-$300 million.

•	Recently hedged 1,000 bpd at $109.70/Bbl priced at Brent for the period May-13 to April-14.

•	Completed its IPO during the quarter at a price of $17.50, raising approximately $237.2 million. As of December 31, 2012, the Company had no outstanding debt.

“Through the diligent execution of our growth strategy, Diamondback produced a solid quarter as we expanded our drilling activities in the Permian Basin,” stated Travis Stice, Chief Executive Officer of Diamondback Energy, Inc. “As we continue to focus on improving our operational efficiencies and increase production, we have directed our resources to capitalize on the opportunities afforded to us by horizontal drilling. This strategy has led us to increase our horizontal well development program, where the initial results from our first three horizontal wells have been encouraging. We look forward to releasing the initial results of six additional horizontal Wolfcamp B wells over the next 90 days.

HORIZONTAL DRILLING UPDATE – 9 WELLS UNDER DEVELOPMENT

As of February 25, 2013, Diamondback had nine horizontal wells in different stages of development, with four in Midland County and five in Upton County. Two wells are currently being drilled: Kendra 1H, a ~7,500 ft. lateral length in Upton County and ST 25-2H, a ~4,500 ft. lateral length well in Midland County. Three wells are drilled and waiting on completion; two in Upton County and one in Midland County, and four wells are currently producing or flowing back post completion.

VERTICAL DRILLING UPDATE – COSTS COMING DOWN / EFFICIENCIES UP

During the fourth quarter of 2012, the Company drilled 20 gross operated vertical wells which on average reached a total depth (TD) in 11 days, while running an average of 2.7 rigs. Several recent vertical wells reached a total depth in less than 9 days. This improvement in performance lowers costs as well as decreases Diamondback’s overall drilling cycle time. In addition to the two horizontal rigs mentioned previously, the Company is also currently running two vertical rigs in Midland and Ector Counties and anticipates drilling 14 gross vertical wells during the first quarter of 2013.

LAND ACQUISITION UPDATE

Diamondback acquired an additional 2,500+ net acres in Midland County during the first quarter 2013, consistent with its strategy to acquire “bolt-on” acreage around its existing core areas. The Company believes these additional tracts are prospective for Wolfcamp Shale development and conducive to long lateral development.

RESERVES

The Company’s proved reserves as of December 31, 2012, as estimated by Ryder Scott Company, L.P., were 40.2 MMBoe and consist of 26.2 million barrels of oil, 8.3 million barrels of NGL and 34.6 Bcf of natural gas. Proved developed reserves were 12.3 MMBoe, or 30.7% of total proved reserves. Extensions and discoveries of 4.7 MMBoe were derived from Wolfberry vertical extension drilling and from the successful drilling of two Wolfcamp B horizontal wells. Reserve replacement in 2012 was 337% excluding the effects of revisions. Downward revisions of 2.6 MMBoe were primarily commodity price related.

The following table identifies the changes to total proved reserves during 2012 on an MMBoe basis. The total proved reserves at December 31, 2011 and the extensions and discoveries, revisions and production numbers give pro forma effect to the oil and natural gas interests the Company acquired on October 11, 2012 in connection with its IPO.

MMBoe
Total proved reserves at December 31, 2011	39.5

Extensions and discoveries	4.7
Revisions	(2.6)
Production	(1.4)
Total proved reserves at December 31, 2012	40.2

The benchmark prices for 2012, using SEC guidelines, were $94.71 per barrel of oil and $2.76 per MMBtu of natural gas. After deductions for transportation and other differentials, the Company’s average realized prices over the remaining life of the proved reserves were $88.12 per barrel of oil, $43.88 per barrel of NGL and $2.86 per Mcf for year-end 2012, as compared to $93.09 per barrel of oil, $56.62 per barrel of NGL and $3.95 per Mcf of natural gas for year-end 2011. The commodity prices reflected above for 2012 resulted in a present value of pre-tax future net cash flows discounted at 10% (PV-10) of $493 million for the Company’s proved reserves. Using year end 2011 commodity prices, the PV-10 would have been $598 million for the 2012 year-end proved reserves. PV-10 is a non-GAAP measure. See “Supplemental Non-GAAP Measures” below for the Company’s definition and reconciliation of PV-10 to the Standardized Measure (GAAP).

PRODUCTION

		Historical

	3rd Quarter 2012	4th Quarter 2012	Year End 2012
Production Volumes
Oil (MBbls)	166.2	272.1	756.3
Gas (MMcf)	204.2	339.1	833.5
Liquids (MBbls)	44.9	73.1	183.1
Oil Equivalents (MBoe)	245.1	401.7	1,078.3

Avg. Daily Production (MBoe/d)	2.7	4.4	2.9

Average Realized Price
Oil (per Bbl)	$87.40	$81.44	$86.88
Oil with Effect of Hedges (per Bbl)	$82.01	$77.50	$79.68
Natural Gas (per Mcf)	$2.83	$3.37	$2.85
Natural Gas Liquids (per Bbl)	$38.04	$33.69	$37.57
Oil Equivalents (MBoe)	$68.59	$64.14	$69.52

		Pro Forma[1]

	3rd Quarter 2012	4th Quarter 2012	Year End 2012
Production Volumes
Oil (MBbls)	235.4	287.5	972.8
Gas (MMcf)	312.9	356.7	1,126.8
Liquids (MBbls)	68.4	75.9	243.0
Oil Equivalents (MBoe)	356.0	422.8	1,403.6

Avg. Daily Production (MBoe/d)	3.9	4.6	3.8

Average Realized Price
Oil (per Bbl)	$86.67	$81.60	$87.54
Oil with Effect of Hedges (per Bbl)	$82.67	$77.87	$81.95
Natural Gas (per Mcf)	$2.75	$3.17	$2.74
Natural Gas Liquids (per Bbl)	$37.63	$32.38	$37.92
Oil Equivalents (MBoe)	$66.97	$63.96	$69.43

On a pro forma basis, average daily production increased 19% to 4.6 MBoe/d in Q4, compared to the 3.9 MBoe/d in Q3 2012.

¹	The pro forma production information of Diamondback Energy, Inc. and subsidiaries, includes the interests of Gulfport as of January 1, 2012.

FINANCIAL HIGHLIGHTS

On October 17, 2012, the Company completed its IPO of 14,375,000 shares of common stock, which included 1,875,000 shares of common stock issued pursuant to the over-allotment option exercised by the underwriters. The stock was priced at $17.50 per share and the Company received net proceeds of approximately $237.2 million from the sale of these shares of common stock, after deducting the underwriting discount.

On a pro forma basis Q4 2012 and full year 2012 income before income taxes was $3.5 million and $25.1 million, respectively. The Company recognized deferred tax liabilities and assets for temporary differences between the historical cost basis and tax basis of its assets and liabilities resulting from a change to a C-Corp from a limited liability company. Those temporary differences resulted in a net deferred tax liability of approximately $54 million, which was recognized in Q4 2012 with a corresponding non-cash charge to earnings. The Company’s pro forma net loss after the non-cash income tax charge to earnings for Q4 2012 and full year 2012 was a ($51.4) million loss and a ($29.8) million loss, respectively.

On a pro forma basis, full year 2012 EBITDA was $62.9 million. On a pro forma basis, Q4 2012 EBITDA was $15.4 million.

On a pro forma basis, Q4 2012 revenues were $27.0 million, a 13.4% increase compared to pro forma Q3 2012. The increase was due to increased production volumes during the quarter.

As of December 31, 2012, the Company had no outstanding long-term debt and $135 million of undrawn borrowing capacity. As of February 25, 2013, the Company had drawn $30 million under its revolving credit facility.

During Q4 2012, Diamondback’s pro forma capital expenditures were approximately $32.0 million, primarily for drilling and completion of wells and infrastructure costs. The Company had a total of 51,603 net acres at quarter end.

The Company recently placed a new hedge at 1,000 barrels per day at $109.70 per barrel priced at Brent for the period May 2013-April 2014.

FULL YEAR 2013 GUIDANCE

2013 Guidance
Production	7,200 - 7,500 Boe/d
Capital Expenditures	$270 - $300 million
Horizontal Per Well Costs	$7.5 - $8.5 million
Vertical Per Well Costs	$2.0 - $2.2 million

Operating Costs
Direct Lease Operating Expense	$8.50 - $10.00/ Boe
Indirect Operating Expense (Ad valorem and overhead)	$2.50 - $3.00 / Boe
Production Tax	4.6% oil, 7.5% gas & NGLS
G&A	$3.00 - $5.00 / Boe
DD&A	$22.00 - $25.00 / Boe

CONFERENCE CALL

Diamondback will host a conference call with investors and analysts to discuss its fourth quarter and year end 2012 results on February 26, 2013, at 10:00 a.m. ET. Interested parties should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and utilize the confirmation code 12520719. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 12520719. The recording will be available from 1:00 p.m. ET on Tuesday, February 26, 2013 through Tuesday, March 5, 2013 at 11:59 p.m. ET. The webcast will be archived on the Company’s website for 30 days.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the Clearfork, Spraberry, Wolfcamp, Cline, Strawn and Atoka formations, which we refer to collectively as the Wolfberry play.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. These forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Forms 10-Q and 8-K and its Registration Statement on Form S-1, as amended, and related prospectus dated October 11, 2012, that could cause actual results to differ materially from those projected. These filings are available for free at the SEC’s website (http://www.sec.gov). Any forward-looking statement made in this new release speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

SELECTED HISTORICAL INFORMATION AND PRO FORMA ADJUSTMENT

Diamondback was incorporated in Delaware on December 30, 2011, and did not conduct any material business operations until October 11, 2012 when Diamondback merged with its parent entity, Diamondback Energy LLC, and Diamondback continued as the surviving entity (the

“Merger”). Prior to the Merger, Diamondback Energy LLC was a holding company and did not conduct any material business operations other than its ownership of the Company’s common stock and the membership interests in Windsor Permian LLC (“Windsor Permian”). As a result of the Merger, Windsor Permian became a wholly-owned subsidiary of Diamondback. Also on October 11, 2012, Wexford Capital L.P. (“Wexford”), equity sponsor, caused all of the outstanding equity interests in Windsor UT LLC (“Windsor UT”) to be contributed to Windsor Permian prior to the Merger in a transaction referred to as the “Windsor UT Contribution”. The Windsor UT Contribution was treated as a combination of entities under common control with assets and liabilities transferred at their carrying amounts in a manner similar to a pooling of interests. Transfers of a business between entities under common control are accounted for as if the transfer occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information. The Windsor UT Contribution was accounted for as a transaction between entities under common control. Accordingly, the financial information of the Company has been retrospectively adjusted to include the historical results of Windsor UT at historical carrying values and their operations as if they were consolidated for all periods presented.

The operations of Windsor Permian and Windsor UT, as limited liability companies, prior to October 11, 2012, were not subject to federal income taxes. On the date of the Merger, a corresponding “first day” tax expense to net income from continuing operations was recorded to establish a net deferred tax liability for differences between the tax and book basis of Diamondback’s assets and liabilities. This charge was $54,142,000.

Immediately after the Merger on October 11, 2012, Diamondback acquired from Gulfport Energy Corporation (“Gulfport”) all of its oil and natural gas interests in the Permian Basin (the “Gulfport properties”) in exchange for shares of Diamondback common stock and a promissory note in a transaction referred to as the Gulfport transaction. The Gulfport transaction was treated as a business combination accounted for under the acquisition method of accounting with the identifiable assets recognized at fair value on the date of transfer.

On October 17, 2012, the Company completed its IPO of 14,375,000 shares of common stock, which included 1,875,000 shares of common stock issued pursuant to the over-allotment option exercised by the underwriters. The stock was priced at $17.50 per share and the Company received net proceeds of approximately $237.2 million from the sale of these shares of common stock, after deducting the underwriting discount.

The following tables provide the following financial information for the fourth quarter and full year 2012:

•	selected combined consolidated historical financial information of Windsor Permian and Windsor UT;

•	selected historical revenues and direct operating expenses of certain property interests of Gulfport; and

•

certain pro forma financial information of the Company after giving effect to the Windsor UT contribution, the Gulfport transaction and the merger, which pro forma information was prepared as if such events had occurred on January 1, 2011.

Selected Historical Information and Pro Forma Adjustment

(in thousands)

	Three months ended December 31, 2012
	(Historical) Diamondback Energy, Inc. and Subsidiaries	(Unaudited) Gulfport	(Unaudited) Pro forma adjustments	(Unaudited) Pro Forma¹
Revenues:
Oil and natural gas revenues	$25,767	$1,277	$—	$27,044
Operating Expenses:
Lease operating expense	$6,498	$133		$6,631
Production taxes	1,287	94		1,381
Gathering and transportation expense	160			160
Depreciation, depletion and amortization	9,721		343	10,064
General and administrative	5,889			5,889
Asset retirement obligation accretion expense	35			35

Total expenses	23,590	227	343	24,160

Income (loss) from operations	2,177	1,050	(343)	2,884
Other income	478			478
Net interest income (expense)	(426)			(426)
Gain on derivative instruments	600			600

Total other income (expense)	652	—	—	652
Net income (loss) before income tax	2,829	1,050	(343)	3,536

Income tax provision	54,903	—	—	54,903

Net income (loss)	$(52,074)	$1,050	$(343)	$(51,367)

Average Daily Production (MBoe)	4.4	0.2		4.6

Selected Historical Information and Pro Forma Adjustment

(in thousands)

	Year Ended December 31, 2012
	(Historical) Diamondback Energy Inc. and Subsidiaries	(Unaudited) Gulfport	(Unaudited) Pro forma adjustments	(Unaudited) Pro Forma¹
Revenues:
Oil and natural gas revenues	$74,962	$22,493	$—	$97,455
Operating Expenses:
Lease operating expense	16,793	6,568		23,361
Production taxes	3,691	1,113		4,804
Gathering and transportation expense	424	99		523
Depreciation, depletion and amortization	26,273		7,932	34,205
General and administrative	10,376			10,376
Asset retirement obligation accretion expense	98		24	122

Total expenses	57,655	7,780	7,956	73,391

Income (loss) from operations	17,307	14,713	(7,956)	24,064
Other income	2,132	—		2,132
Net interest expense	(3,607)	—		(3,607)
Loss on derivative instruments	2,617	—		2,617
Loss from equity investment	(67)	—		(67)

Total other income	1,075	—		1,075

Net income (loss) before income tax	18,382	14,713	(7,956)	25,139

Income tax provision	54,903	—	—	54,903

Net income (loss)	$(36,521)	$14,713	$(7,956)	$(29,764)

Average Daily Production (MBoe)	2.9	0.9		3.8

¹	The selected historical financial information of Diamondback Energy, Inc. and subsidiaries, historical revenues and direct operating expenses of certain property interests of Gulfport and certain pro forma adjustments are presented in a table below. The pro forma data are not necessarily indicative of financial results that would have been obtained had the described transactions occurred on the date indicated above. On January 22, 2013, Windsor UT LLC was merged into Windsor Permian LLC, the name of which was changed to Diamondback O&G LLC.

Non-GAAP Financial Measures

EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDA as net income (loss) before income tax expense, gain (loss) on derivative contracts, interest expense, depreciation, depletion and amortization, equity based compensation and asset retirement obligation accretion expense. EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company excludes the items listed above from net income (loss) in arriving at EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDA. The Company’s computations of EBITDA may not be comparable to other similarly titled measure of other companies or to such measure in our credit facility.

The following tables present a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measure of net income (loss) on an actual and pro forma basis.

Reconciliation of EBITDA to Net income

(in thousands)

	Three months ended December 31, 2012
	(Historical) Diamondback Energy Inc. and Subsidiaries	Gulfport	Pro forma adjustments	Pro forma
Net income (loss)	$(52,074)	$1,050	$(343)	($51,367)
Gain on derivatives	(600)	—	—	(600)
Interest expense	426	—	—	426
Depreciation, depletion and amortization	9,721	—	343	10,064
Non-cash equity-based compensation expense	1,952	—	—	1,952
Asset retirement obligation accretion expense	35	—	—	35
Deferred income tax provision	54,903	—	—	54,903

EBITDA	$14,363	$1,050	$—	$15,413

	For the year ended December 31, 2012
	(Historical) Diamondback Energy Inc. and Subsidiaries	Gulfport	Pro forma adjustments	Pro forma
Net income (loss)	$(36,521)	$14,713	$(7,956)	($29,764)
Gain on derivatives	(2,617)	—	—	(2,617)
Interest expense	3,610	—	—	3,610
Depreciation, depletion and amortization	26,273	—	7,932	34,205
Non-cash equity-based compensation expense	2,477	—	—	2,477
Asset retirement obligation accretion expense	98	—	24	122
Deferred income tax provision	54,903	—	—	54,903

EBITDA	$48,223	$14,713	$—	$62,936

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.

The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2012
PV-10	$492,762
Less income taxes:
Undiscounted future income taxes	($334,903)
10% discount factor	$209,361
Future discounted income taxes	($125,542)

Standardized measure of discounted future net cash flows	$367,220